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Investors	News Media
Maggie Morris	Linda Megathlin
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mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES HOLDING N.V. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2012 RESULTS

•	Full year 2012 net revenue was $1,913.9 million, an increase of 4.8% from the full year 2011 net revenue of $1,826.9 million.

•	Full year 2012 net income was $177.5 million, or $0.98 per diluted share, versus full year 2011 net income of $6.5 million, or $0.04 per diluted share.

•	Full year 2012 Adjusted net income[1] was $356.6 million, or $1.96 per diluted share, versus full year 2011 Adjusted net income[1] of $355.5 million, or $1.96 per diluted share.

Almelo, the Netherlands – January 30, 2013 - Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) announces results of its operations for the fourth quarter and full year ended December 31, 2012.

Highlights of the Fourth Quarter and Full Year Ended December 31, 2012

Net revenue for the fourth quarter 2012 was $445.4 million, a decrease of $(8.0) million, or (1.8%), from net revenue for the fourth quarter 2011 of $453.4 million. Net income for the fourth quarter 2012 was $70.9 million, or $0.39 per diluted share. This compares to net income for the fourth quarter 2011 of $24.4 million, or $0.13 per diluted share. Adjusted net income1 for the fourth quarter 2012 was $85.3 million, or $0.47 per diluted share, which was 19.2% of net revenue. This compares to Adjusted net income1 for the fourth quarter 2011 of $82.0 million, or $0.45 per diluted share, which was 18.1% of net revenue. The Company also reported that it repurchased 0.5 million ordinary shares, at an average price of $29.75 per share, during the fourth quarter of 2012.

Net revenue for the full year ended December 31, 2012 was $1,913.9 million, an increase of $87.0 million, or 4.8%, from $1,826.9 million for the full year ended December 31, 2011. Net income for the full year ended December 31, 2012 was $177.5 million, or $0.98 per diluted share. This compares to net income for the full year ended December 31, 2011 of $6.5 million, or $0.04 per diluted share. Adjusted net income1 for the full year ended December 31, 2012 was $356.6 million, or $1.96 per diluted share, which was 18.6% of net revenue. This compares to Adjusted net income1 for the full year ended December 31, 2011 of $355.5 million, or $1.96 per diluted share, which was 19.5% of net revenue.

"We are satisfied by the performance of the business during a challenging fourth quarter of 2012,” said Martha Sullivan, President and Chief Executive Officer. “While our top line growth opportunities will continue to be challenged by near-term economic weakness in 2013, our disciplined focus on margin improvement will result in higher earnings growth. We remain confident our long-term growth drivers are still intact.”

The Company spent $28.3 million, or 6.4% of net revenue, in the fourth quarter of 2012 on research, development and engineering related costs. These costs reside in the Cost of revenue and the Research and development lines of the Condensed Consolidated Statements of Operations.

The Company recorded a benefit from income tax of $(63.9) million for the fourth quarter 2012. Approximately $3.7 million of the provision, or 3.3% of Adjusted EBIT, related to taxes that are payable in cash and approximately $(67.6) million related to deferred income tax benefit and other income tax expense. The deferred income tax benefit related primarily to the release of a valuation allowance associated with deferred tax assets in its subsidiaries in the Netherlands, including the deferred tax asset related to its net operating loss and other carryforwards.

The Company’s ending cash balance at December 31, 2012 was $413.5 million. During the full year 2012, the Company generated cash of $397.3 million from operations, used cash of $62.5 million for investing activities, and used cash of $13.4 million for financing activities.

The Company’s total indebtedness at December 31, 2012 was $1.82 billion. The Company’s Net debt2 was $1.41 billion resulting in a Net leverage ratio2 of 2.7X.

Segment Performance

	For the three months ended December 31,		For the full year ended December 31,
$ in 000s	2012	2011	2012	2011
Sensors net revenue	$315,637	$340,047	$1,375,170	$1,292,817
Sensors profit from operations	$91,028	$96,938	$384,667	$389,926
% of Sensors net revenue	28.8%	28.5%	28.0%	30.2%

Controls net revenue	$129,719	$113,318	$538,740	$534,128
Controls profit from operations	$38,124	$31,829	$167,534	$175,771
% of Controls net revenue	29.4%	28.1%	31.1%	32.9%

Guidance

For the full year 2013, the Company anticipates net revenue of $1.93 to $2.03 billion which, at the midpoint, represents growth of 3.5% compared to the full year 2012 net revenue of $1.91 billion. The Company expects to achieve earnings per diluted share calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) of $1.03 to $1.22 for the full year 2013.
In addition, the Company expects Adjusted net income1 of $365 to $400 million, or $2.00 to $2.20 per diluted share for the full year 2013. At the midpoint, this represents 7% growth compared to the full year 2012 Adjusted net income1 of $356.6 million. This guidance assumes a diluted share count of 181.9 million for the full year 2013.

The Company anticipates net revenue of $450 million to $470 million for the first quarter 2013, which, at the midpoint, represents a decline of (6.5%) compared to the first quarter 2012 net revenue of $492.0 million. The Company expects to achieve earnings per diluted share calculated in accordance with GAAP of $0.17 to $0.22 in the first quarter of 2013. In addition, the Company expects Adjusted net income1 of $78 million to $86 million, or $0.43 to $0.47 per diluted share, for the first quarter 2013. This guidance assumes a diluted share count of 181.9 million for the first quarter of 2013.

1See Non-GAAP Measures for discussion of Adjusted net income which includes a reconciliation of this measure to Net income.

2Net debt represents total indebtedness including capital lease and other financing obligations, less cash and cash equivalents.  The Net leverage ratio represents Net debt divided by Adjusted EBITDA for the last twelve months.

Company Earnings Conference Call

The Company will conduct a conference call today at 8:00 AM eastern time to discuss the financial results for its fourth quarter and full year ended December 31, 2012. The U.S. dial in number is 877-486-0682 and the non-U.S. dial in number is 706-634-5536. The passcode is 89309169. A live webcast of the conference call will also be available on the investor relations page of the Company’s website at http://investors.sensata.com.

For those unable to participate in the conference call, a replay will be available for one week following the call. To access the replay, the U.S. dial in number is 855-859-2056 and the non-U.S. dial in number is 404-537-3406. The replay passcode is 89309169. A replay of the call will be available by webcast for an extended period of time at the Company’s website, at
http://investors.sensata.com.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries.  Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s website at www.sensata.com.

Safe Harbor Statement

This earnings release contains forward-looking statements within the meaning of the federal securities laws.  These statements relate to analyses and other information, which are based on forecasts of future results and estimates of amounts not yet determinable, and our future prospects, developments and business.  Such forward-looking statements include, among other things, the Company’s anticipated results for the first quarter and full year of 2013 and any future actions relating to our share repurchase authorization.  Such statements involve risks or uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.  Factors that might cause these differences include, but are not limited to, risks associated with: worldwide economic conditions; adverse developments in the automotive industry; competitive pressures; pricing and other pressures from customers; fluctuations in foreign currency exchange, commodity and interest rates; governmental regulations, policies, and practices relating to the Company’s non-US operations and international business; integration of acquired companies; litigation and disputes involving the Company, including the extent of product liability and warranty claims asserted against the Company; non-performance by suppliers; the loss of one or more suppliers of raw materials; and the Company’s ability to secure financing to operate and grow its business or to explore opportunities.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise.  For a discussion of potential risks and uncertainties, please refer to the risk factors listed in the Company’s SEC filings.  Copies of the Company’s filings are available from its Investor Relations department or from the SEC website, www.sec.gov.

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Operations
(Unaudited)

(In 000s, except per share amounts)
	For the three months ended		For the full year ended

	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net revenue	$445,356	$453,365	$1,913,910	$1,826,945
Operating costs and expenses:
Cost of revenue	297,501	298,562	1,257,547	1,166,842
Research and development	12,923	11,503	52,072	44,597
Selling, general and administrative	31,700	34,833	141,894	164,790
Amortization of intangible assets and capitalized software	36,370	36,628	144,777	141,575
Restructuring and special charges	25,215	12,182	40,152	15,012
Total operating costs and expenses	403,709	393,708	1,636,442	1,532,816
Profit from operations	41,647	59,657	277,468	294,129
Interest expense	(24,927)	(25,672)	(100,037)	(99,557)
Interest income	146	77	815	813
Currency translation loss and other, net	(9,820)	(1,535)	(5,581)	(120,050)
Income before taxes	7,046	32,527	172,665	75,335
(Benefit from) / provision for income taxes	(63,895)	8,148	(4,816)	68,861
Net income	$70,941	$24,379	$177,481	$6,474

Net income per share:
Basic	$0.40	$0.14	$1.00	$0.04
Diluted	$0.39	$0.13	$0.98	$0.04

Weighted-average ordinary shares outstanding:
Basic	177,908	176,356	177,473	175,307
Diluted	181,550	181,288	181,623	181,212

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

($ in 000s)
	For the three months ended		For the full year ended

	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Net income	$70,941	$24,379	$177,481	$6,474
Other comprehensive (loss)/income, net of tax:
Net unrealized (loss)/gain on derivative instruments designated and qualifying as cash flow hedges	(197)	124	(1,668)	63
Defined benefit and retiree healthcare plans	(14,823)	3,550	(14,514)	4,171
Other comprehensive (loss)/income	(15,020)	3,674	(16,182)	4,234
Comprehensive income	$55,921	$28,053	$161,299	$10,708

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Balance Sheets
(Unaudited)

($ in 000s)
	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$413,539	$92,127
Accounts receivable, net of allowances	258,114	261,425
Inventories	176,233	197,542
Deferred income tax assets	12,271	9,989
Prepaid expenses and other current assets	37,080	32,083
Total current assets	897,237	593,166
Property, plant and equipment, net	328,199	331,175
Goodwill	1,754,107	1,746,821
Other intangible assets, net	603,883	737,560
Deferred income tax assets	37,671	4,086
Deferred financing costs	22,119	26,477
Other assets	6,432	17,366
Total assets	$3,649,648	$3,456,651

Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt, capital lease and other financing obligations	$12,878	$13,741
Accounts payable	155,675	155,346
Income taxes payable	9,409	6,012
Accrued expenses and other current liabilities	100,033	100,674
Deferred income tax liabilities	3,125	3,479
Total current liabilities	281,120	279,252
Deferred income tax liabilities	270,402	262,091
Pension and post-retirement benefit obligations	32,747	22,287
Capital lease and other financing obligations, less current portion	43,425	43,478
Long-term debt, net of discount, less current portion	1,768,352	1,778,491
Other long-term liabilities	31,308	26,101
Total liabilities	2,427,354	2,411,700
Total shareholders’ equity	1,222,294	1,044,951
Total liabilities and shareholders’ equity	$3,649,648	$3,456,651

SENSATA TECHNOLOGIES HOLDING N.V.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

($ in 000s)
	For the full year ended
	December 31, 2012	December 31, 2011
Cash flows from operating activities:
Net income	$177,481	$6,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	54,688	44,373
Amortization of deferred financing costs and original issue discounts	5,108	6,925
Currency translation loss on debt	433	60,106
Losses on repurchase or refinancing of debt	2,216	44,014
Share-based compensation	14,714	8,012
Amortization of inventory step-up to fair value	23	1,725
Amortization of intangible assets and capitalized software	144,777	141,575
(Gain)/loss on disposition of assets, net	(214)	2,495
Deferred income taxes	(26,381)	48,662
Other non-cash items	2,614	13,098
Increase/(decrease) from changes in operating assets and liabilities, net of effects of acquisitions	21,854	(71,592)
Net cash provided by operating activities	397,313	305,867

Cash flows from investing activities:
Acquisition of High Temperature Sensing, net of cash received	—	(319,920)
Acquisition of Magnetic Speed and Position, net of cash received	—	(145,331)
Other acquisitions, net of cash received	(13,346)	—
Additions to property, plant and equipment and capitalized software	(54,786)	(89,807)
Proceeds from sale of assets	5,631	600
Net cash used in investing activities	(62,501)	(554,458)

Cash flows from financing activities:
Proceeds from exercise of stock options and issuance of ordinary shares	16,520	20,091
Proceeds from revolving credit facility, net	—	—
Proceeds from issuance of debt	—	1,794,500
Payments on debt	(13,349)	(1,933,035)
Payments to repurchase ordinary shares	(15,190)	—
Payments of debt issuance costs	(1,381)	(34,500)
Net cash used in financing activities	(13,400)	(152,944)
Net change in cash and cash equivalents	321,412	(401,535)
Cash and cash equivalents, beginning of period	92,127	493,662
Cash and cash equivalents, end of period	$413,539	$92,127

Net Revenue by Business, Geography and End Market

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2012	2011	2012	2011
Sensors	70.9%	75.0%	71.9%	70.8%
Controls	29.1%	25.0%	28.1%	29.2%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2012	2011	2012	2011
Americas	35.2%	35.7%	37.0%	37.6%
Europe	27.1%	31.7%	28.6%	29.2%
Asia	37.7%	32.6%	34.4%	33.2%
Total	100.0%	100.0%	100.0%	100.0%

(% of total net revenue)	Three months ended December 31,		Full year ended December 31,
	2012	2011	2012	2011
European automotive	22.6%	28.2%	24.2%	25.2%
North American automotive	16.0%	16.4%	16.6%	16.2%
Asian automotive	25.0%	22.1%	21.9%	20.3%
Rest of world automotive	0.8%	0.7%	0.8%	0.9%
Heavy vehicle off-road	7.1%	7.0%	7.6%	6.8%
Appliance and heating, ventilation and air-conditioning	9.0%	7.9%	9.9%	10.6%
Industrial	9.2%	8.8%	9.1%	10.2%
All other	10.3%	8.9%	9.9%	9.8%
Total	100.0%	100.0%	100.0%	100.0%

Non-GAAP Measures

Adjusted net income is a non-GAAP financial measure. The Company defines Adjusted net income as follows: net income before costs associated with debt refinancing and other financing activities, unrealized loss/(gain) on other hedges and loss on currency translation on debt, amortization of inventory step-up to fair value, amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets, deferred income tax and other tax expense, amortization of deferred financing costs, restructuring and special charges, and other costs. The Company believes Adjusted net income provides investors with helpful information with respect to the performance of the Company’s operations and management uses Adjusted net income to evaluate its ongoing operations and for internal planning and forecasting purposes. Adjusted net income is not a measure of liquidity. See the tables below which reconcile Net income to Adjusted net income and Projected GAAP earnings per share to Projected Adjusted net income per share.

The following unaudited table reconciles the Company’s Net income to Adjusted net income for the three months and full year ended December 31, 2012 and 2011.

(In 000s, except per share amounts)	Three months ended December 31,		Full year ended December 31,
	2012	2011	2012	2011

Net income	$70,941	$24,379	$177,481	$6,474
Debt refinancing costs and other financing transactions	2,916	—	2,916	44,014
Unrealized loss/(gain) on other hedges and loss on currency translation on debt, net	6,550	2,082	(8,925)	91,033
Amortization of inventory step-up to fair value	23	—	23	1,725
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	37,060	37,272	150,923	142,924
Deferred income tax and other tax expense	(67,553)	4,992	(22,868)	50,703
Amortization of deferred financing costs	1,247	1,532	5,108	6,925
Restructuring and special charges	34,163	11,694	51,901	11,694
Total adjustments	$14,406	$57,572	$179,078	$349,018
Adjusted net income	$85,347	$81,951	$356,559	$355,492
Weighted average diluted shares outstanding used in Adjusted net income per diluted share calculation	181,550	181,288	181,623	181,212
Adjusted net income per diluted share	$0.47	$0.45	$1.96	$1.96

The Company’s definition of Adjusted net income includes the current tax expense (benefit) that will be payable (realized) on the Company’s income tax return and excludes deferred income tax and other tax expense. As the Company treats deferred income tax and other tax expense as an adjustment to compute Adjusted net income, the deferred income tax effect associated with the reconciling items would not change Adjusted net income for each period presented. The theoretical current income tax associated with the reconciling items above would be as follows: Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets: $0.3 million and $1.1 million for the three months and full year ended December 31, 2012, respectively; Restructuring and special charges: $4.0 million and $5.5 million for the three months and full year ended December 31, 2012, respectively. Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets: $0.2 million and $0.6 million for the three months and full year ended December 31, 2011, respectively; Restructuring and special charges: $0.3 million for the three months and full year ended December 31, 2011.

The following unaudited table identifies where in the Condensed Consolidated Statement of Operations the adjustments to reconcile Net income to Adjusted net income were recorded for the three months and full year ended December 31, 2012 and 2011.

($ in 000s)	Three months ended December 31,		Full year ended December 31,
	2012	2011	2012	2011

Cost of revenue	$10,305	$1,110	$17,865	$4,855
Selling, general and administrative	721	—	721	596
Amortization of intangible assets and capitalized software	35,971	36,162	142,983	139,794
Restructuring and special charges	24,949	11,694	37,405	11,694
Interest expense	1,247	1,532	5,108	6,925
Currency translation loss/(gain) and other, net	8,766	2,082	(1,818)	135,047
(Benefit from) / provision for income taxes	(67,553)	4,992	(23,186)	50,107
Total adjustments	$14,406	$57,572	$179,078	$349,018

The following unaudited table reconciles the Company’s Projected GAAP earnings per diluted share to Projected Adjusted net income per diluted share for the first quarter ended March 31, 2013 and full year ended December 31, 2013. The amounts in the tables below have been calculated based on unrounded numbers. Accordingly, certain amounts may not add due to the effect of rounding.

	Three months ended March 31, 2013		Full year ended December 31, 2013
	Low End	High End	Low End	High End

Projected GAAP earnings per diluted share	$0.17	$0.22	$1.03	$1.22
Amortization and depreciation expense related to the step-up in fair value of fixed and intangible assets	0.19	0.19	0.75	0.75
Deferred income tax and other tax expense	0.05	0.05	0.20	0.20
Amortization of deferred financing costs	0.01	0.01	0.03	0.03
Restructuring and special charges	0.01	0.01	—	—
Projected Adjusted net income per diluted share	$0.43	$0.47	$2.00	$2.20
Weighted average diluted shares outstanding used in Adjusted net income per share calculation (in 000s)	181,900	181,900	181,900	181,900

SENSATA TECHNOLOGIES HOLDING N.V.

Notes to unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows

Basis of Presentation
The accompanying unaudited Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows do not include all of the information and note disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. This information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the interim condensed consolidated financial statements included in the Company’s Form 10-Q for the period ended September 30, 2012. U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates used may change as new events occur or additional information is obtained. Actual results could differ from those estimates. Certain reclassifications have been made to prior periods to conform to current period presentation.